NEUBERGER BERMAN ALTERNATIVE FUNDS

CLASS C
ADMINISTRATION AGREEMENT

SCHEDULE A

The Class C of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Global Allocation Fund
Neuberger Berman Long Short Fund
Neuberger Berman Risk Balanced Commodity Strategy Fund

Date: December 28, 2011